Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Jupiter Neurosciences, Inc. on Form S-1 (No. 333-291832) and on Form S-8 (No. 333-293466) of our report, dated April 1, 2026, with respect to our audit of the financial statements as of December 31, 2025 and for the year then ended. Our report includes an explanatory paragraph regarding the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to reference to our firm under the caption “Experts” in such registration statements.

/s/ Cherry Bekaert LLP
Tampa, Florida
April 1, 2026